As filed with the Securities and Exchange Commission on June 6, 2013

REGISTRATION NOS. 333-139128

333-167449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-139128

FORM S-8 REGISTRATION STATEMENT NO. 333-167449

under the

SECURITIES ACT OF 1933

Jamba, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2122262
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

6475 Christie Avenue, Suite 150

Emeryville, California 94608

(Address, Including Zip Code, of Principal Executive Offices)

Jamba, inc. 2006 Employee, Director and Consultant Stock Plan

(Full Titles of the Plan)

Karen L. Luey

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

(510) 596-0100

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

Eric Wang, Esq.

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

These post-effective amendments relate to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Jamba, Inc. (“Jamba”):

File No. 333-139128, pertaining to the registration of 5,000,000 shares of common stock, par value $0.001 per share of Jamba (“Common Stock”), issuable under Jamba’s 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”) which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on December 5, 2006; and

File No. 333-167449, pertaining to the registration of an additional 3,000,000 shares of Common Stock issuable under the 2006 Plan which was filed with the SEC and became effective on June 10, 2010.

At the Annual Meeting of Stockholders of Jamba held on May 14, 2013, Jamba’s stockholders approved the Jamba, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) to replace the 2006 Plan. Effective that date, the 2006 Plan was suspended, and no additional awards will be made thereunder. Effective immediately upon the filing of these Post-Effective Amendments to the Prior Registration Statements, Jamba hereby deregisters an aggregate of 187,326 shares of Common Stock (as adjusted for Jamba’s 5 for 1 reverse stock split effective May 31, 2013, the “Reverse Split”) previously registered for offer and sale under the 2006 Plan. The deregistered shares represent shares of Common Stock remaining available for future issuance under the 2006 Plan (the “Excess Shares”). Up to an additional 1,357,190 shares (as adjusted for the Reverse Split) subject to outstanding awards under the 2006 Plan that expire, are terminated or canceled without having been exercised or settled in full, or if shares acquired pursuant to an award subject to forfeiture or repurchase under the 2006 Plan are forfeited or repurchased by Jamba for an amount not greater than the holder’s purchase price (the “Carry Forward Shares”) will also be deregistered upon such forfeiture, lapse, expiration or termination. The Prior Registration Statements will remain in effect as to the 2006 Plan to cover the potential issuance of shares of Common Stock upon the exercise of the awards to which the Carry Forward Shares are subject. Under the terms of the 2013 Plan, upon the expiration, termination, cancellation, forfeiture or repurchase of the subject awards, the Carry Forward Shares will become available for issuance under the 2013 Plan, will be deregistered from the Prior Registration Statements and will be carried forward to the New Registration Statement (as defined below).

Contemporaneously with the filing of these Post-Effective Amendments to the Prior Registration Statements covering the 2006 Plan, Jamba is filing a new Registration Statement on Form S-8 to register 1,787,932 shares of Common Stock (as adjusted for the Reverse Split) for issuance under the 2013 Plan, together with up to 1,357,190 Carry Forward Shares (as adjusted for the Reverse Split) when they become eligible for issuance under the terms of the 2013 Plan as described above (the “New Registration Statement”). In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), these Post-Effective Amendments to the Prior Registration Statements covering the 2006 Plan are hereby filed to (i) deregister the Excess Shares and (ii) carry forward when eligible under the terms of the 2013 Plan and the applicable award grants, up to 1,357,190 of the Carry Forward Shares (as adjusted for the Reverse Split) and the registration fees paid in respect thereof from the Prior Registration Statements to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Emeryville, California on June 6, 2013.

Jamba, Inc.

By:	/s/ Karen L. Luey
Karen L. Luey Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary

Each person whose signature appears below constitutes and appoints Vicki Pedersen and Karen L. Luey, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to Form S-8 of Jamba, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. White James D. White	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 6, 2013

/s/ Karen L. Luey Karen L. Luey	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2013

/s/ Michael A. Depatie Michael A. Depatie	Director	June 6, 2013

/s/ Richard L. Federico Richard L. Federico	Director	June 6, 2013

/s/ Andrew R. Heyer Andrew R. Heyer	Director	June 6, 2013

/s/ Lesley H. Howe Lesley H. Howe	Director	June 6, 2013

/s/ Marvin Igelman Marvin Igelman	Director	June 6, 2013

/s/ David A. Pace David A. Pace	Director	June 6, 2013

/s/ Brian Swette Brian Swette	Director	June 6, 2013

/s/ Fritzi Woods Fritzi Woods	Director	June 6, 2013